Exhibit 99.1

CONTACT:	Thomas M. Friel, (800) 544-2411 or (702) 495-4210
Executive Vice President, Chief Accounting Officer and Treasurer

Lori B. Nelson, (800) 544-2411 or (702) 495-4248
Director of Corporate Communications

Station Casinos Reaches Agreement in Principle with Certain of its Key Mortgage
Lenders; Expects to File Plan of Reorganization in March

LAS VEGAS — February 24, 2010 — Station Casinos, Inc. (the “Company”) announced today that it has reached an agreement in principle for the comprehensive reorganization of the Company with certain of its key mortgage lenders holding the debt secured by  Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, and Sunset Station Hotel & Casino.  The Company is also making significant progress on its restructuring discussions with other creditor groups. The Company filed its chapter 11 reorganization cases last July and has been in negotiations with lenders and other constituents for almost a year and a half.  The Company anticipates filing a plan of reorganization in March of this year and achieving confirmation of that plan during the Summer.

As part of the proposed reorganization, the Company expects to significantly reduce its  secured and unsecured debt and also would have substantial liquidity in the form of new revolving credit facilities and certain equity infusions.  Following the consummation of the reorganization, the management of the Company would continue to be led by Frank Fertitta and members of the current management team.  In addition, Frank and Lorenzo Fertitta would make a significant reinvestment in the equity of the reorganized Company along side certain other current creditors and investors in the Company.  Assuming definitive documentation is agreed to by all parties, the Company expects formal announcement of the proposed reorganization transactions, including a description of the material terms and conditions thereof, to be forthcoming in the next three weeks.

This press release is not intended to be, and should not in any way be construed as, a solicitation of votes on the Company’s reorganization plan which has not yet been filed with the U.S. Bankruptcy Court.  The plan will be filed together with a proposed disclosure statement which should not be relied on for any purpose until a determination by the U.S. Bankruptcy Court is made that the proposed disclosure statement contains adequate information, as required by the U.S. Bankruptcy Code.  Following Bankruptcy Court approval of the disclosure statement and related voting solicitation procedures, the Company will solicit acceptances of the plan and seek its confirmation by the Bankruptcy Court.  There can be no assurance that such plan acceptances or confirmation will be obtained.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. The Company’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. The Company owns and operates Red Rock Casino Resort Spa, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Wildfire Boulder, Gold Rush Casino and Lake Mead Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Aliante Station Casino and Hotel, Barley’s Casino & Brewing Company, The Greens and Wildfire Lanes in Henderson, Nevada and a 6.7% interest in the joint venture that owns the Palms Casino Resort in Las Vegas, Nevada. In addition, the Company manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein.  Such risks and uncertainties include, but are not limited to, failure to obtain necessary bankruptcy court or gaming authority approvals, failure to obtain or loss of continued support of a plan by the Company’s stakeholders, delays in the confirmation or effective date of a plan due to factors beyond the Company’s control, failure to consummate a restructuring plan, failure to execute a restructuring plan, competition and other economic factors; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2008.  All forward-looking statements are based on the Company’s current expectations and projections about future events.  All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.